                                                                   EXHIBIT 10.24

                        INCENTIVE COMPENSATION AGREEMENT

      THIS AGREEMENT is made effective as of the 11th day of August, 2000, by and between Vlasic Foods International Inc. (the "Company") and Robert F. Bernstock (the "Executive").

      WHEREAS, the Company desires to explore the sale of its businesses, in whole or in part, and may, at the discretion of the Company's Board of Directors, determine to sell any or all of such businesses;

      WHEREAS, the Company desires to enter into this Agreement with the Executive to provide the Executive with certain potential benefits in the event the Company obtains certain objectives;

      NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

      1. Term of Agreement. This Agreement shall commence as of the date specified above, and shall continue in effect until the earlier of one year after the Liquidation Date (as hereinafter defined) or the second anniversary of the date specified above.

      2.    Definitions.

            2.1. Board Change Date. For purposes of this Agreement, "Board Change Date" shall mean the date on which the individuals who, as of the effective date of this Agreement, are members of the Company's Board of Directors (the "Incumbent Board") cease for any reason to constitute a majority of the Board of Directors; provided however, that if the election, or nomination for election, by the Company's shareowners, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board.

            2.2. Debt. For purposes of this Agreement, "Debt" shall mean any debt of the Company or any of its subsidiaries including, without limitation, all: i) subordinated debt; ii) debt under any revolving credit facility; iii) obligations evidenced by bonds, debentures, notes or other similar instruments; and iv) non-contingent obligations to reimburse any bank or other person in respect of amounts paid under a letter of credit or similar instrument.

            2.3. Total Debt. For purposes of this Agreement, "Total Debt" shall mean the sum of the total Debt of the Company or any of its subsidiaries, on any date on which such Debt is measured.

            2.4. Cause. For purposes of this Agreement, a termination for "Cause" shall mean a termination evidenced by a resolution adopted in good faith by two-thirds of the Company's Board of Directors (the "Board of Directors") that: i) the Executive intentionally and continually failed to substantially perform Executive's duties with the Company (other than a failure resulting from the Executive's incapacity due to physical or mental illness) which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance had been delivered to the Executive specifying the manner in which the Executive had failed to substantially perform; or ii) the Executive engaged in conduct that constituted willful gross misconduct that was demonstrably and materially injurious to the Company, monetarily or otherwise, misappropriated funds, made one or more willful and material misrepresentations to the directors or officers of the Company, was grossly negligent in the performance of the Executive's duties having a material adverse effect on the business, operations, assets, properties or financial condition of the Company, or entered into competition with the Company; provided however, that no termination of the Executive's employment shall be for Cause as set forth in clause ii) above until (a) there shall have been delivered to the Executive a copy of a written notice setting forth that the Executive was guilty of the conduct set forth in clause ii) and specifying the particulars thereof in detail, and (b) the Executive shall have been provided an opportunity to be heard by the Board of Directors (with the assistance of the Executive's counsel if the Executive so desires). No act, nor failure to act, on the Executive's part, shall be considered "willful" unless Executive acted, or failed to act, with an absence of good faith and without a reasonable belief that Executive's action or failure to act was in the best interest of the Company. Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by the Executive after a notice of termination is given by the Executive shall constitute Cause for purposes of this Agreement.


                                      (9)
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            2.5.  Cumulative Total Debt. For purposes of this Agreement,
"Cumulative Total Debt" shall mean the sum of:

                  i) the Total Debt of the Company and its subsidiaries on the Liquidation Date (as hereinafter defined), which Total Debt is to be measured on the Liquidation Date one hour prior to: (a) any pay-off of any such debt, if applicable; and/or (b) the assumption of any such debt by a buyer of the Company or any of its businesses, if applicable; and

                  ii) any Debt of the Company and its subsidiaries ("Vlasic") which, subsequent to the effective date of this Agreement and prior to the Liquidation Date: (a) was paid off by Vlasic as a result of proceeds received from a sale of the Company's businesses, if applicable; and/or (b) was assumed by a buyer of any of the Company's businesses, if applicable.

            2.6. Liquidation Date. For purposes of this Agreement, "Liquidation Date" shall mean the earlier of: i) the date that the sale of the entire Company is legally closed; ii) the date that the sale of the Company's last remaining business is legally closed; iii) the date that the Company's Board of Directors, in its sole discretion, determines that the Company will not continue with the sale of the Company's remaining businesses; or iv) the date which is two years after the effective date of this Agreement.

            2.7. Net Transaction Value. For purposes of this Agreement, "Net Transaction Value" shall mean, with respect to the sale of the Company or any or all of the Company's businesses subsequent to the effective date of this Agreement and through the Liquidation Date, whether by sale of assets or stock, an amount equal to the total proceeds received in cash or any other consideration (including assumption of debt by any buyers) less: i) any expenses or fees paid or incurred by the Company or any of its subsidiaries in respect of such sales, including but not limited to fees to investment banks and other advisors, or legal and accounting fees; ii) any taxes actually paid or to be payable by Vlasic (as estimated by a senior financial or accounting officer of the Company) in respect of such sales; and iii) any post-closing adjustments, if any, as determined by the Company's outside auditors based upon the terms of any agreements relating to the sale of the Company or its businesses.

            2.8. Scaled Payment Amount. For purposes of this Agreement, "Scaled Payment Amount" shall be $428,000 plus the result of the following equation:


            $2,772,000  x     Net Transaction Value - Cumulative Total Debt
                              ---------------------------------------------

                              $850 Million - Cumulative Total Debt

Notwithstanding anything to the contrary in this Agreement or elsewhere, in no event can the Scaled Payment Amount exceed $3,200,000.

      3.    Incentive Compensation Benefits.

            3.1. If Executive is employed by the Company on the Liquidation Date, he shall be entitled to a lump sum payment based on the following schedule:

      Net Transaction Value                     Lump Sum Payment
      ---------------------                     ----------------
      Less than Cumulative Total Debt                 -0-



      Equal to Cumulative Total Debt               $428,000



      Greater than Cumulative Total Debt        Scaled Payment Amount

      but less than $850 million



      $850 million or more                        $3,200,000

                                      (10)
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Notwithstanding anything to the contrary in this Agreement or elsewhere, in no event can the Lump Sum Payment to the Executive exceed $3,200,000.

            3.2. Notwithstanding Section 3.1, if the Executive's employment with the Company is terminated by the Company without Cause subsequent to i) 90 days before the Liquidation Date or ii) the Board Change Date, the Executive shall be entitled to the amount calculated under Section 3.1.

            3.3. The amounts provided for in Sections 3.1 and 3.2 shall be paid within thirty (30) days after the Company's outside auditors have calculated and finalized such amounts pursuant to the terms of this Agreement. The Company shall withhold from all payments due to Executive under this Agreement all taxes or other withholdings which the Company reasonably believes are required to be withheld under applicable federal, state or local law.

      4.    Successors; Binding Agreement.

            (a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term "the Company" as used herein shall include such successors and assigns. The term "successors and assigns" as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

            (b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution.

      5. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Chairman of the Board of Directors of the Company with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

      6. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

      7. Employment Status. This Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive, or any obligation on the Executive to remain in the employment of the Company.

      8. Board of Directors. The Board of Directors of the Company reserves the right, in the exercise of its sole discretion, to suspend or terminate the sale of the Company or any of its businesses, at any time or for any reason, or to structure the sale of the Company or any of its businesses in any manner otherwise allowable by law.

      9. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey without giving effect to the conflict of laws principles thereof. Each party hereto consents to the subject matter and in personam jurisdiction and venue in the United States District Court of New Jersey. In the event it is determined that the United States District Court of New Jersey should lack subject matter jurisdiction for any reason, the parties consent to the jurisdiction and venue in a court of competent jurisdiction in Camden County in the State of New Jersey.


                                      (11)
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      10.   Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

      11. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersede all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto, with respect to the subject matter hereof.


                                      (12)
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            IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

ATTEST:                                   VLASIC FOODS INTERNATIONAL INC.


/s/ Norma B. Carter                       By: /s/ Joseph Adler
-------------------                           ----------------
Secretary

                                          ROBERT F. BERNSTOCK

                                          /s/ Robert F. Bernstock
                                          -----------------------


                                      (13)